Ex-7

NOTICE TO FORMER SHAREHOLDERS OF
ALBERTA ENERGY COMPANY LTD.

March 2004

Dear Shareholder:

     You have received the enclosed package of documents because your name appears on a list of former registered owners of Common Shares of Alberta Energy Company Ltd. (“AEC”).

     As a result of the merger between EnCana Corporation (formerly known as PanCanadian Energy Corporation) and AEC on April 5, 2002, the Common Shares of AEC were exchanged into Common Shares of EnCana Corporation (“EnCana”) (1 AEC Common Share equals 1.472 EnCana Common Shares). However, your share certificates representing Common Shares of AEC have not been received by the Transfer Agent for exchange into EnCana share certificates.

     As a former registered holder of Common Shares of AEC, you are entitled to vote in person or by proxy at the Annual and Special Meeting of Shareholders of EnCana to be held in Calgary, Alberta on Wednesday, April 28, 2004, subject to any adjournment (the “Meeting”) as described in the enclosed Information Circular.

     A form of proxy (the green form) is enclosed for your use. You are asked to complete and return it so that the form of proxy is received by the Transfer Agent, CIBC Mellon Trust Company (“CIBC Mellon”), no later than 10:30 a.m. (Calgary time) on Monday, April 26, 2004. Please refer to the back of the form of proxy for voting instructions.

     We encourage you to contact CIBC Mellon Trust Company, directly, to complete the exchange of your AEC shares. Following the exchange, CIBC Mellon will arrange payment of the dividends that have been declared by EnCana since the merger.

     In addition, for your information, EnCana Corporation has retained the services of Georgeson Shareholder to manage an Asset Reunification Program to help unite AEC shareholders with their entitlement to EnCana Common Shares. Georgeson Shareholder is in the process of contacting AEC shareholders regarding this program, which facilitates a streamlined process for exchanging your shares or replacing lost certificates, but there is a cost to shareholders.

     Contact information for both follows:

CIBC Mellon Trust Company	Georgeson Shareholder

By Mail: P.O. Box 7010 Adelaide Street Postal Station Toronto, Ontario M5C 2W9	By Mail: 66 Wellington Street West TD Tower – Suite 5210 Toronto Dominion Centre, P.O. Box 240 Toronto, Ontario M5K 1J3

By Phone – Answerline: 1-800-387-0825 (toll free in North America) or 416-643-5500	By Phone: Toll free in North America 1-866-800-6030, or collect 416-862-8088

By E-mail: inquiries@cibcmellon.com	Website: www.gsccanada.com

Website: www.cibcmellon.com	Please contact Georgeson Shareholder for details on the Asset Reunification program.

PLEASE NOTE: The 2003 Annual Report of EnCana Corporation is being mailed separately due to the substantial cost savings in postage realized by not mailing a single package that weighs more than 500 grams.